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                                                                  EXHIBIT (d)(7)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE DATED MAY 3, 1999 AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE COMPANY IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF THE COMPANY BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY FIRST UNION CAPITAL MARKETS CORP. OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      Notice of Offer to Purchase for Cash

                                       by

                            HILITE INDUSTRIES, INC.

                   All Outstanding Shares of its Common Stock
                            At $14.25 Net Per Share

     Hilite Industries, Inc., a Delaware corporation (the "Company"), is offering to purchase all outstanding shares of its common stock, $0.01 par value per share ("Shares"), at a price of $14.25 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated May 3, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). Following the Offer, the Company intends to effect the Merger (as defined below).

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 28, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer at least 2,510,101 Shares (the "Minimum Condition"), which constitutes a majority of the outstanding Shares on a fully-diluted basis, and (ii) the Company obtaining the Debt Financing (as defined in "INTRODUCTION" of the Offer to Purchase) arranged for its benefit by Buyer (as defined herein). Pursuant to the Stockholders Agreement (as defined below), the Continuing Stockholders (as defined in "INTRODUCTION" of the Offer to Purchase) have agreed to tender and not withdraw in the aggregate approximately 73% of the outstanding Shares on a fully diluted basis.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 26, 1999 (the "Merger Agreement") by and among Hilite Holdings, LLC, a Delaware limited liability company ("Buyer"), Hilite Mergeco, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary"), and the Company. The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware, Merger Subsidiary will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation. At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, other than the Buyer Shares (as defined in "SPECIAL FACTORS -- The Merger Agreement and the Stockholders Agreement" of the Offer to Purchase) and certain Shares owned by the Continuing Stockholders (as defined in "INTRODUCTION" of the Offer to Purchase), will be canceled and converted automatically into the right to receive $14.25 in cash, or any higher price that may be paid per Share in the Offer, without interest.

     The Board of Directors of the Company (the "Board") and the Disinterested Directors (as defined in "SPECIAL FACTORS -- Recommendation of the Disinterested Directors and the Board; Fairness of the
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Transactions" of the Offer to Purchase) of the Company have each unanimously determined, after giving careful consideration to a number of factors, that the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, and have each unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer at the Offer Price, the Stock Purchase (as defined in "INTRODUCTION" of the Offer to Purchase) and the Merger. The Board and Disinterested Directors recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

     The Board of Directors has received a written opinion, dated as of April 26, 1999, of Bowles Hollowell Conner, a division of First Union Capital Markets Corp., to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Offer Price and the Merger Consideration (as defined in "INTRODUCTION" of the Offer to Purchase) to be received in the Offer and the Merger by the stockholders (other than Continuing Stockholders with respect to their retained Shares) was fair to the stockholders from a financial point of view.

     Buyer and Merger Subsidiary have entered into a Stockholders Agreement with the Continuing Stockholders, dated as of the date of the Merger Agreement (the "Stockholders Agreement"), providing, subject to certain conditions, for (i) the tender by the Continuing Stockholders of certain Shares owned or controlled by them, (ii) the agreement by the Continuing Stockholders not to tender certain Shares owned or controlled by them, and (iii) the grant of an irrevocable proxy to Buyer by the Continuing Stockholders to vote all Shares owned or controlled by them at the time of the Stockholders Meeting (as defined in "SPECIAL
FACTORS -- The Merger Agreement and the Stockholders Agreement" of the Offer to Purchase) in favor of the Merger.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to Continental Stock Transfer & Trust Company (the "Depositary") of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Company and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "THE TENDER OFFER -- Section 2. Acceptance for Payment and Payment for Shares" of the Offer to Purchase) pursuant to the procedure set forth in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

     The Company shall, if directed by Buyer (subject to the terms and conditions of the Merger Agreement), extend for any reason the time period during which the Offer is open (such period not to exceed 10 business days in the aggregate), including the occurrence of any condition specified in "THE TENDER OFFER -- Section 12. Certain Conditions to the Offer" of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below) of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares.

     The term "Expiration Date" means 12:00 midnight, New York City time, on May 28, 1999, unless and until the Company, at the direction of Buyer (but subject to the terms and conditions of the Merger Agreement), has extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Company, will expire.
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     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after June 28, 1999. For the withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding.

     The purpose of the Transactions (as defined in "INTRODUCTION" of the Offer to Purchase) is (i) to enable Buyer to obtain, in the aggregate, majority ownership in the Company and (ii) to provide the Company's stockholders with liquidity for their Shares by enabling them to sell their Shares at a fair price and at a premium over recent market prices more quickly than through alternative transaction structures that had been considered. Following consummation of the Transactions, the Shares will no longer be traded on the Nasdaq National Market and registration of the Shares will likely be terminated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Company's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.
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                    The Information Agent for the Offer is:
                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                        Banks and Brokerage Firms Call:
                                 (800) 662-5200

                           Stockholders Please Call:
                                 (800) 566-9061
                      The Dealer Manager for the Offer is:

                       FIRST UNION CAPITAL MARKETS CORP.
                      One First Union Center, Fifth Floor
                         301 South College Street, DC-5
                            Charlotte, NC 28288-0608
                                 (800) 532-2916

May 3, 1999